Exhibit 10.2

AWARD FORMULA FOR 2012

LEGGETT & PLATT, INCORPORATED

2009 KEY OFFICERS INCENTIVE PLAN

The 2009 Key Officers Incentive Plan (“Plan”) provides cash Awards to Participants based on the Company’s operating results for the prior year. Capitalized terms not defined in this document have the meaning ascribed under the Plan. There are separate Award Formulas under the Plan for Corporate Participants and Profit Center Participants.

Under both formulas, a Participant’s Award is calculated by reference to the Target Percentage of the Participant’s annual salary at the end of the Year. The Award Formulas and each Participant’s Target Percentage are determined by the Committee no later than 90 days after the beginning of each Year or before 25% of the Performance Period has elapsed.

Participants in the Plan are the executive officers of the Company. The Company has a separate Key Management Incentive Plan for other employees. Awards under the Key Management Incentive Plan are calculated in substantially the same manner as awards under the Plan.

For 2012, Awards under the Plan will be determined by achievement of the following Performance Objectives. Additional awards will be made based on the achievement of Individual Performance Goals, which will be established separately from this Plan and will be wholly independent of Awards under this Plan.

Participant Type	Performance Objectives	Relative Weight
Corporate Participants	Return on Capital Employed (ROCE)	60%
	Cash Flow	20%
	Individual Performance Goals*	20%
Profit Center Participants	Return on Capital Employed (ROCE)	60%
	Free Cash Flow (FCF)	20%
	Individual Performance Goals*	20%

*	These awards are established outside the Plan.

Award Formula for Corporate Participants

Awards for Corporate Participants are determined by the Company’s aggregate 2012 financial results. Financial results from acquisitions are excluded from calculations in the year of acquisition.

The Performance Objectives for Corporate Participants are calculated as follows:

ROCE =	EBIT
Net PP&E and Working Capital[1,2]

[1]	Quarterly averaging of Net PP&E and Working Capital
[2]	Working Capital, excluding cash and current maturities of long-term debt, as presented on the Company’s December 31, 2012 Consolidated Balance Sheet

Cash Flow =	EBITDA ± Change in Working Capital[1] ± Gain or Loss from Non-Cash Impairments – Capital Expenditures

[1]	Change in Working Capital, excluding cash and current maturities of long-term debt, from December 31, 2011 to December 31, 2012, as reflected on the Company’s Consolidated Balance Sheets

The Committee shall adjust all items of gain, loss or expense for the fiscal year determined to be (i) extraordinary, (ii) unusual in nature, (iii) infrequent in occurrence, (iv) related to the disposal of a segment of a business, or (v) related to a change in accounting principle, all as determined in accordance with standards established under Generally Accepted Accounting Principles.

Achievement targets and payout percentages for Corporate Participants’ Performance Objectives are set forth below. No Awards are paid for ROCE achievement below 25% and Cash Flow below $226M. The ROCE and Cash Flow payouts are each capped at 150%. Payouts will be interpolated for achievement levels falling between those set out in the schedule.

2012

Corporate Targets and Payout Schedule

ROCE			Cash Flow
Achievement	Payout		Achievement	Payout
< 25%	0%		<$226M	0%
25%	50%	Threshold	$226M	50%
27%	75%		$238.5M	75%
29%	100%	Target	$251M	100%
31%	125%		$263.5M	125%
33%	150%	Maximum	$276M	150%

The Award is calculated by multiplying a Participant’s salary, Target Percentage, the relative weight of the Performance Objective, and the payout percentage. The sample calculation set forth below assumes a Participant with a base salary of $250,000 and a Target Percentage of 50%. If the Company achieved 29% ROCE and $226M Cash Flow, the Participant’s Award under the Plan (which does not include the Individual Performance Goals), would be $87,500.

Performance Objective	Participant’s Base Salary	Participant’s Target %	Relative Weight	Payout Percentage	Award
ROCE	$250,000	50%	60%	100%	$75,000
Cash Flow	$250,000	50%	20%	50%	$12,500

Total Award					$87,500

Award Formula for Profit Center Participants

Profit Center Participants manage numerous Profit Centers. The Company sets a ROCE target and a FCF target for each Profit Center every Year. The achievement of those Profit Center targets “rolls up” to an aggregate achievement for all the operations under a Profit Center Participant’s management. Financial results for each Profit Center may include a critical compliance adjustment, ranging from a potential 5% increase for exceptional safety performance to a 20% deduction for critical compliance failures. Financial results from acquisitions are excluded from calculations in the year of acquisition.

The Performance Objectives for Profit Center Participants are calculated as follows:

ROCE =	EBIT
Net PP&E + Working Capital[1,2]

[1]	Monthly averaging of Net PP&E and Working Capital, adjusted for currency effects.
[2]

Working Capital excludes cash and current maturities of long-term debt and balance sheet items not directly related to on-going Profit Center activity, such as interest receivable and payable, income taxes receivable and payable, current deferred taxes assets and liabilities, and dividends payable.

FCF =	EBITDA (adjusted for currency effects) ± Change in Working Capital[1] ± Gain or Loss from Non-Cash Impairments – Capital Expenditures

[1]

Change in Working Capital from December 31, 2011 to December 31, 2012 excludes cash and current maturities of long-term debt and balance sheet items not directly related to on-going Profit Center activity, such as interest receivable and payable, income taxes receivable and payable, current deferred taxes assets and liabilities, and dividends payable.

The Committee shall adjust all items of gain, loss or expense for the fiscal year determined to be (i) extraordinary, (ii) unusual in nature, (iii) infrequent in occurrence, (iv) related to the disposal of a segment of a business, or (v) related to a change in accounting principle, all as determined in accordance with standards established under Generally Accepted Accounting Principles.

Achievement targets and payout percentages for Profit Center Participants are set forth below. No Awards are paid for achievement below 80% of the aggregate ROCE and FCF targets for the Profit Centers under the Participant’s management. The ROCE and FCF payouts are each capped at 150%. The payout will be interpolated for achievement levels falling between those set out in the schedule.

2012

Profit Center Targets

Segment	ROCE Target	FCF Target
Residential	24.3%	$117.5M
Commercial	19.2%	$53.8M
Industrial	30.6%	$59.0M
Specialized	32.7%	$39.2M

2012

Profit Center Payout Schedule

Achievement		Payout
<80%		0%
80%	Threshold	60%
90%		80%
100%	Target	100%
110%		120%
120%		140%
125%	Maximum	150%

The Award is calculated by multiplying a Participant’s salary, Target Percentage, the relative weight of the Performance Objective, and the payout percentage. The sample calculation below assumes a Participant with a base salary of $250,000 and a Target Percentage of 50%. If the Participant’s Profit Centers achieved 100% of the aggregate ROCE target and 90% of the aggregate FCF target, as adjusted for compliance, the Participant’s Award under the Plan (which does not include the Individual Performance Goals), would be $95,000.

Performance Objective	Participant’s Base Salary	Participant’s Target %	Relative Weight	Payout Percentage	Award
ROCE	$250,000	50%	60%	100%	$75,000
FCF	$250,000	50%	20%	80%	$20,000

Total Award					$95,000